As filed with the Securities and Exchange Commission on July 21, 2004
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NaviSite, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	52-2137343
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 Minuteman Road

Andover, Massachusetts 01810
(978) 682-8300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Arthur P. Becker

Chief Executive Officer and President
NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810
(978) 682-8300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

THOMAS B. ROSEDALE, ESQ.

Browne Rosedale & Lanouette LLP
31 St. James Avenue, Suite 830
Boston, Massachusetts 02116
Phone: (617) 399-6931
Fax: (617) 399-6930

         Approximate date of commencement of proposed sale to public: As soon as possible after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Shares to be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee

Common Stock, $0.01 par value per share	3,000,000	$3.63	$10,890,000	$1,379.77

(1)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the common stock on the Nasdaq SmallCap Market on July 19, 2004 in accordance with Rule 457(c) under the Securities Act of 1933.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2004

PROSPECTUS

NaviSite, Inc.

3,000,000 Shares of Common Stock,

$.01 Par Value Per Share

     All of the shares of common stock covered by this prospectus are issued and outstanding shares that may be offered and sold from time to time by the selling stockholder or by its pledgees, donees, transferees or other successors in interest. NaviSite, Inc. will not receive any of the proceeds from the sale of these shares. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     The shares are being registered to permit the selling stockholder to sell the shares from time to time, subject to certain limitations, in the public market. The selling stockholder may sell the common stock through ordinary broker transactions, directly to market makers of our shares or through other means described in this prospectus.

      Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5.

     We originally issued all of the shares covered by this prospectus in connection with our acquisition of the business of Surebridge, Inc. We are registering the shares pursuant to an agreement between us and Surebridge. In addition, Surebridge has agreed not to sell, transfer or otherwise dispose of the shares covered by this prospectus prior to June 10, 2005 without the prior written consent of NaviSite.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol “NAVI.” On July 20, 2004, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $3.25 per share. You are urged to obtain current market quotations for the common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004.

          No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by NaviSite, the selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

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PROSPECTUS SUMMARY

      This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

NaviSite, Inc.

      We provide a broad range of outsourced hosting and managed application services for middle-market organizations, which include mid-sized companies, divisions of large multi-national companies and government agencies. Our service offerings allow our customers to outsource the hosting and management of their information technology infrastructure and applications, such as commerce systems, enterprise software applications and e-mail. We offer services that are designed to focus on the needs of middle-market organizations, where we believe the need for outsourcing is most acute. We believe that by using our services, our customers are able to focus on, and apply resources to, their core business operations by avoiding the significant ongoing investments required to replicate our infrastructure, performance, reliability and expertise.

      We currently operate 16 data centers in the United States and one data center in the United Kingdom. We believe that our data centers and infrastructure have the capacity necessary to expand our business for the foreseeable future. Our services combine our developed infrastructure with established processes and procedures for delivering hosting and application management services.

      We currently service approximately 1,100 customers, including approximately 191 customers through our sales channel relationships. Our customers typically enter into service agreements with us for a term of one to three years, which provide for monthly payment installments, providing us with a base of recurring revenue.

      Since September 2002, we have completed six acquisitions. As a result, we believe we have developed a disciplined acquisition strategy and significant integration expertise that will allow us to further expand our service offering, grow our customer base and improve our overall profitability. As of April 30, 2004, we had incurred losses since our incorporation resulting in an accumulated deficit of approximately $428.3 million. During the fiscal quarter and nine months ended April 30, 2004, we had a net loss of approximately $3.0 million and $9.8 million, respectively. The audit report from KPMG LLP, our independent auditors, relating to our fiscal year 2003 financial statements contains KPMG’s opinion that our recurring losses from operations since inception and accumulated deficit, as well as other factors, raise substantial doubt about our ability to continue as a going concern.

      We offer a range of application, infrastructure and messaging services that can be deployed quickly and cost-effectively. We specialize in developing, deploying and managing information technology infrastructure and applications for our customers. Since 1999, we have invested approximately $56 million in our operating platform and automation capabilities and have refined our processes over time across a large base of customers. Our services include:

Managed Application Services (A-Services)	Application Hosting Application Management Application Development
Managed Infrastructure Services (I-Services)	Content and Electronic Software Distribution Colocation Bandwidth Security Disaster Recovery
Managed Messaging Services (M-Services)	Managed Messaging

      Following our acquisition of Surebridge described below, we support a broad portfolio of outsourced application services including financial management, supply chain management, human resources management, and customer relationship management. We provide these services to a range of vertical industries through our direct sales force and channel relationships. The applications we provide include PeopleSoft, Siebel Systems, Progress Software and the Microsoft Business Solutions suite.

      Our service offerings are facilitated by our proprietary Collaborative Application Management platform, or CAM. Our CAM platform enables us, with our customers, to provide highly efficient, effective and customized management of their outsourced enterprise applications and information technology. Comprised of a suite of third-party and proprietary products, CAM provides tools designed specifically to meet the needs of customers who outsource or want to provide on-demand application services.

      We believe that the combination of CAM with our physical infrastructure and technical staff gives us a unique ability to provision on-demand application services for software providers for use by their customers. Because this on-demand provisioning capability is not dependent on the individual software application, CAM is application and operating platform neutral. Designed to enable enterprise software applications to be provisioned and used as an on-demand solution, the CAM technology allows us to offer new solutions to our software vendors and new products to our current customers.

Corporate Information

      We were formed in 1996 within CMGI, Inc., our former majority stockholder, to support the networks and host Web sites of CMGI, its subsidiaries and several of its affiliated companies. In 1997, we began offering and supplying Web site hosting and management services to companies not affiliated with CMGI. We were incorporated in Delaware in December 1998. In October 1999, we completed our initial public offering of common stock and remained a majority-owned subsidiary of CMGI until September 2002. In September 2002, ClearBlue Technologies, Inc., or CBT, and its subsidiaries became our majority stockholder upon CBT’s acquisition from CMGI and Hewlett-Packard Financial Services Company of all of their shares of our common stock then held, warrants to purchase our common stock and convertible promissory notes issued by us in exchange for shares of CBT common stock. In December 2002 and August 2003, CBT transferred shares of our common stock held by it to its stockholders, including the shares of our common stock currently held by Hewlett-Packard Financial Services Company. In connection with CBT’s August 2003 transfers to its stockholders of its remaining shares of our common stock, Atlantic Investors, LLC, the indirect majority stockholder of CBT, became our majority stockholder. As of June 17, 2004, Atlantic Investors owned approximately 61% of the issued and outstanding shares of our common stock. Following the completion of our proposed public offering of common stock, Atlantic Investors will own approximately 49% of our common stock, allowing it to continue to have significant influence over our management and affairs and the outcome of any corporate action requiring stockholder approval.

      Our corporate headquarters are located at 400 Minuteman Road, Andover, Massachusetts, and our telephone number is (978) 682-8300. Our Web site is found at www.navisite.com. The information available on, or that can be accessed through, our Web site is not a part of this prospectus. Our website address is included in this document as an inactive textual reference only. Unless the context otherwise requires, the terms “NaviSite,” “the Company,” “we,” “us” and “our” refer to NaviSite, Inc.

The Offering

Common Stock offered by the selling stockholder	3,000,000 shares

Use of proceeds	NaviSite will not receive any proceeds from the sale of shares in this offering.

Nasdaq SmallCap Market symbol	“NAVI”

      All of the shares being offered by this prospectus are being offered by the selling stockholder listed herein. The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Recent Developments

Acquisition of Surebridge

      On June 10, 2004, we completed the acquisition of substantially all of the assets and liabilities of Surebridge, Inc., or Surebridge, a privately held provider of managed application services for mid-market companies, in exchange for two promissory notes in the aggregate principal amount of approximately $39.3 million, three million shares of our common stock and the assumption of certain liabilities of Surebridge at closing. Our acquisition of Surebridge broadens our portfolio of outsourced application services, particularly in the areas of financial management, supply chain management, human resources management and customer relationship management. Surebridge provides these services to a range of vertical industries through its direct sales force as well as channel relationships. The applications that Surebridge supports include PeopleSoft, Siebel Systems and Microsoft Business Solutions suite.

      The promissory notes that we issued to Surebridge accrue interest on the unpaid balance at an annual rate of 10%, however no interest accrues on any principal paid within nine months of the closing. In the event that we realize net proceeds in excess of $1 million from equity or debt financings or sales of assets, including our proposed underwritten public offering of common stock, we are obligated to use a significant portion of the proceeds to make payments on the notes. The notes must be paid in full no later than June 10, 2006.

      The outstanding principal of and accrued interest on the notes are convertible into shares of NaviSite common stock at a conversion price of $4.642 at the election of the holder:

•	at any time following the first anniversary of the closing if the aggregate principal outstanding under the notes at such time is greater than or equal to $20 million;

•	at any time following the 18-month anniversary of the closing if the aggregate principal outstanding under the notes at such time is greater than or equal to $10 million;

•	at any time following the second anniversary of the closing; and

•	at any time following an event of default thereunder.

Surebridge may not sell, transfer, assign, convey, encumber, gift, distribute or otherwise dispose of its shares of our common stock or the notes prior to June 10, 2005; provided, however, if we do not make certain payments under the notes or if we otherwise suffer an event of default thereunder, Surebridge may sell its shares at any time thereafter.

Underwritten Public Offering of Common Stock

      On January 22, 2004, we filed a registration statement on Form S-2 with the Securities and Exchange Commission to register shares of our common stock to issue and sell in a public offering. We filed Amendment No. 1 to the registration statement on March 8, 2004, Amendment No. 2 to the registration statement on April 14, 2004 and Amendment No. 3 to the registration statement on June 29, 2004. Pursuant to the registration statement, as amended, we are registering for sale 7,300,000 shares of our common stock and selling stockholders in the public offering are registering for sale 1,700,000 shares of our common stock. In addition, we have granted the underwriters in the public offering an option to purchase up to an additional 1,350,000 shares of our common stock, of which 700,000 shares will be sold by us and 650,000 shares will be sold by a selling stockholder. We currently plan on completing our proposed underwritten public offering later this year.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

We have a history of losses and may never achieve or sustain profitability and may not continue as a going concern.

      We have never been profitable and may never become profitable. Since our incorporation in 1998, we have experienced operating losses and negative cash flows for each quarterly and annual period. As of April 30, 2004, we had incurred losses since our incorporation resulting in an accumulated deficit of approximately $428.3 million. During the fiscal quarter and nine months ended April 30, 2004, we had a net loss of approximately $3.0 million and $9.8 million, respectively. The audit report from KPMG LLP, our independent auditors, relating to our fiscal year 2003 financial statements contains KPMG’s opinion that our recurring losses from operations since inception and accumulated deficit, as well as other factors, raise substantial doubt about our ability to continue as a going concern. We anticipate that we will continue to incur net losses in the future. We also have significant fixed commitments, including with respect to real estate, bandwidth commitments, machinery and equipment leases. As a result, we can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. If we are unable to reach and sustain profitability, we risk depleting our working capital balances and our business may not continue as a going concern.

We may need to obtain additional financing, which may not be available on favorable terms, or at all.

      As of April 30, 2004 we had approximately $7.6 million of cash and cash equivalents and a working capital deficit of approximately $16.6 million. On June 11, 2004, we borrowed approximately $3.9 million under our Silicon Valley Bank amended accounts receivable financing agreement to repay indebtedness owed to Silicon Valley Bank by Surebridge that we assumed as part of the Surebridge acquisition. Our outstanding balance under the amended agreement as of June 11, 2004 was $15.2 million. On January 22, 2004, we filed a registration statement on Form S-2 for a proposed underwritten public offering of shares of our common stock. If we do not complete our proposed public offering, or if we do complete our proposed public offering and then use a significant portion of the net proceeds we receive to acquire a company, technology or product, we may need to raise additional capital through various other equity or debt financings.

      Our projections for cash usage are based on a number of assumptions, including:

•	our ability to retain customers in light of market uncertainties and our uncertain future;

•	our ability to collect accounts receivables in a timely manner;

•	our ability to effectively integrate Surebridge and other recent acquisitions and realize forecasted cash savings; and

•	our ability to achieve other expected cash expense reductions.

Further, our projected use of cash and business results could be affected by continued market uncertainties, including delays or restrictions in information technology spending by customers or potential customers and any merger or acquisition activity.

      In recent years, we have generally financed our operations with proceeds from selling shares of our stock and borrowing funds. There can be no assurance that additional financing will be available on favorable terms, or at all. In addition, even if we find outside funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we are required to raise money in the future and we experience difficulties doing so, our business and liquidity will be materially adversely affected.

We may not realize all of the anticipated benefits of our recent acquisition of Surebridge.

      On June 10, 2004, pursuant to an asset purchase agreement dated May 6, 2004, we completed the acquisition of substantially all of the assets of Surebridge for three million shares of our common stock, two promissory notes in the aggregate principal amount of approximately $39.3 million and the assumption of certain liabilities.

      The success of the acquisition depends, in part, on our ability to realize the anticipated synergies, cost savings and growth and marketing opportunities from integrating the businesses of Surebridge with the businesses of NaviSite. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the technology, personnel and operations of Surebridge. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	maintaining customer service levels;

•	coordinating sales and marketing functions;

•	preserving the distribution, marketing, promotion and other important internal operations and third-party relationships of Surebridge;

•	minimizing the diversion of management’s attention from our current business;

•	coordinating geographically disparate organizations and data centers; and

•	retaining key customers.

There can be no assurance that the integration of Surebridge with NaviSite will result in the realization of the full benefits that we anticipate in a timely manner or at all.

The promissory notes we issued in the Surebridge acquisition may negatively affect our liquidity and our ability to obtain additional financing and operate and manage our business.

      On June 10, 2004, in connection with our acquisition of the Surebridge business, we issued two convertible promissory notes in the aggregate principal amount of approximately $39.3 million. We must repay the outstanding principal of the notes with all interest accrued thereon, no later than June 10, 2006. In addition, in the event that we realize net proceeds in excess of $1.0 million from certain equity or debt financing or sales of assets, including our proposed public offering, we are obligated to use a significant portion of the proceeds to make payments on the notes. The notes, or the prepayment obligation thereon, may adversely affect our ability to raise or retain additional capital. If we commit an event of default under any of the promissory notes, which may include a default of obligations owed to other third parties, prior to the respective maturity dates of the promissory notes, then the holders of the promissory notes may declare the notes immediately due and payable, which would adversely affect our liquidity and our ability to manage our business. Furthermore, the promissory notes contain certain restrictive covenants, including with respect to our ability to incur indebtedness.

Our common stockholders may suffer significant dilution in the future upon the conversion of outstanding securities and the issuance of additional securities in potential future acquisitions.

      The outstanding principal and accrued interest on the two Surebridge promissory notes shall be convertible into shares of our common stock at a conversion price of $4.642, at the election of the holder:

•	at any time following the first anniversary of the closing if the aggregate principal outstanding under the notes at such time is greater than or equal to $20.0 million;

•	at any time following the 18-month anniversary of the closing if the aggregate principal outstanding under the notes at such time is greater than or equal to $10.0 million;

•	at any time following the second anniversary of the closing; and

•	at any time following an event of default thereunder.

      If the promissory notes are converted into shares of common stock, Surebridge may obtain a significant equity interest in NaviSite and other stockholders may experience significant and immediate dilution. Should Surebridge elect to convert all of the initial principal amount of its two convertible promissory notes into shares of our common stock, Surebridge would own approximately 11,466,000 shares of our common stock, which, based on our capitalization as of June 17, 2004, would be approximately 32% of our outstanding shares of common stock.

      In addition, our stockholders will experience further dilution to the extent that additional shares of our common stock are issued in potential future acquisitions and in the proposed public offering.

Our financing agreement with Silicon Valley Bank includes various covenants and restrictions that may negatively affect our liquidity and our ability to operate and manage our business.

      As of June 11, 2004, we owed Silicon Valley Bank approximately $15.2 million under our amended accounts receivable financing agreement following a borrowing of approximately $3.9 million on June 11, 2004 to repay a Surebridge loan that we assumed as part of the Surebridge acquisition. The accounts receivable financing agreement generally restricts or limits, among other things, our ability to:

•	create or incur indebtedness;

•	sell, or permit any lien or security interest in, any of our assets;

•	enter into or permit any material transaction with any of our affiliates;

•	merge or consolidate with any other party, or acquire all or substantially all of the capital stock or property of another party, unless, among other things, the other party is in the same, or a similar line of business as us;

•	relocate our principal executive office or add any new offices or business locations;

•	change our state of formation;

•	change our legal name;

•	make investments;

•	pay dividends or make any distribution or payment or redeem, retire or purchase our capital stock; and

•	make or permit any payment on subordinated debt or amend any provision in any document relating to any subordinated debt.

Further, the accounts receivable financing agreement requires that we maintain EBITDA of at least $1.00 for every fiscal quarter. The agreement defines EBITDA as earnings before interest, taxes, depreciation in accordance with generally accepted accounting principles and excluding costs and one-time extraordinary charges.

      If we breach our accounts receivable financing agreement with Silicon Valley Bank, which may be deemed to have occurred upon an event of default under the promissory notes issued in the Surebridge transaction, a default could result. A default, if not waived, could result in, among other things, us not being able to borrow additional amounts from Silicon Valley Bank and all or a portion of our outstanding amounts may become due and payable on an accelerated basis, which would adversely affect our liquidity and our ability to manage our business. A default under the accounts receivable financing agreement could also result in a cross-default under the promissory notes issued in the Surebridge transaction thereby accelerating the repayment obligation on the notes and also allowing the holder to elect to convert the principal and accrued interest thereon into shares of our common stock.

Our limited operating history with our current operating structure makes it difficult for us and our investors to evaluate our past performance and future prospects.

      We have completed a number of acquisitions since December 2002. Until a significant period of time elapses, it will be difficult to determine if we correctly valued these acquired businesses or adequately anticipated all of the demands that our growth will impose on our personnel, procedures and structures, including our financing and reporting control systems and management structure. Our limited operating history with our current structure makes it very difficult for you and us to evaluate or predict our ability to, among other things, retain customers, generate and sustain a revenue base sufficient to meet our operating expenses, and achieve and sustain profitability.

A significant portion of our revenue comes from one customer and, if we lost this customer, it would have a significant adverse impact on our business results and cash flows.

      The New York State Department of Labor represented approximately 21% of our consolidated revenue for the fiscal year ended July 31, 2003 and 12% for the fiscal quarter ended April 30, 2004 on a larger revenue base. The New York State Department of Labor has been a long-term customer of ours, but there can be no assurance that we will be able to retain this customer. Further, there can be no assurance that we will be able to maintain the same level of service to this customer or that our revenue from this customer will not decline or suffer a material reduction in future periods. The New York State Department of Labor is not obligated under our agreement to buy a minimum amount of services from us or designate us as its sole supplier of any particular service. This contract with The New York State Department of Labor, and its funding allowance, expires in June 2005. Further, The New York State Department of Labor has the right to terminate this contract at any time by providing us with 60 days notice. If we were to lose this customer or suffer a material reduction in the revenue generated from this customer, it would have a significant adverse impact on our business results and cash flows.

Atlantic Investors may have interests that conflict with the interests of our other stockholders and, as our majority stockholder, can prevent new and existing investors from influencing significant corporate decisions.

      Atlantic Investors owns approximately 61% of our outstanding capital stock as of June 17, 2004. Following completion of our proposed public offering, Atlantic Investors will own approximately 49% of our outstanding capital stock. In addition, Atlantic Investors holds a note in the principal amount of $3.0 million due upon the earlier to occur of August 1, 2004, and five business days after our receipt of gross proceeds from a financing or a sale of assets of at least $13 million. Atlantic Investors, prior to the completion of our proposed public offering, has the power, acting alone, to elect a majority of our Board of Directors and has the ability to control our management and affairs and determine the outcome of any corporate action requiring stockholder approval, regardless of how our other stockholders may vote, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. Under Delaware law, Atlantic Investors is able to exercise its voting power by written consent, without convening a meeting of the stockholders, which means that Atlantic Investors could effect a sale or merger of us without the consent of our other stockholders. Atlantic Investors’ ownership of a majority of our outstanding common stock may have the effect of delaying, deterring or preventing a change in control of us or discouraging a potential acquiror from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock. Following the completion of our proposed public offering, Atlantic Investors will continue to have significant influence over our management and affairs and the outcome of any corporate action requiring stockholder approval.

Members of our management group also have significant interests in Atlantic investors, which may create conflicts of interest.

      Some of the members of our management group also serve as members of the management group of Atlantic Investors and its affiliates. Specifically, Andrew Ruhan, our Chairman of the Board, holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors. Arthur Becker, our President and Chief Executive Officer, is the managing member of Madison Technology LLC, a managing member of Atlantic Investors. As a result, these NaviSite officers and directors may face potential conflicts of interest with each other and with our stockholders. They may be presented with situations in their capacity as our officers or directors that conflict with their fiduciary obligations to Atlantic Investors, which in turn may have interests that conflict with the interests of our other stockholders.

Acquisitions may result in disruptions to our business or distractions of our management due to difficulties in integrating acquired personnel and operations, and these integrations may not proceed as planned.

      Since December 2002, we have acquired ClearBlue Technologies Management, Inc., or CBTM, Avasta, Conxion, selected assets of Interliant, all of the shares of ten wholly-owned subsidiaries of ClearBlue Technologies, Inc., or CBT, and substantially all of the assets and liabilities of Surebridge. We intend to continue to expand our business through the acquisition of companies, technologies, products and services. Acquisitions involve a number of special problems and risks, including:

•	difficulty integrating acquired technologies, products, services, operations and personnel with the existing businesses;

•	difficulty maintaining relationships with important third parties, including those relating to marketing alliances and providing preferred partner status and favorable pricing;

•	diversion of management’s attention in connection with both negotiating the acquisitions and integrating the businesses;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	inability to retain and motivate management and other key personnel of the acquired businesses;

•	changes in management and key personnel of acquired businesses may harm relationships with the acquired businesses’ customers, suppliers and employees;

•	exposure to unforeseen liabilities of acquired companies;

•	potential costly and time-consuming litigation, including stockholder lawsuits;

•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of our common stock, or which may have a dilutive effect on our common stockholders;

•	the need to incur additional debt or use cash; and

•	the requirement to record potentially significant additional future operating costs for the amortization of intangible assets.

      As a result of these problems and risks, businesses we acquire may not produce the revenues, earnings or business synergies that we anticipated, and acquired products, services or technologies might not perform as we expected. As a result, we may incur higher costs and realize lower revenues than we had anticipated. We may not be able to successfully address these problems and we cannot assure you that the acquisitions will be successfully identified and completed or that, if acquisitions are completed, the acquired businesses, products, services or technologies will generate sufficient revenue to offset the associated costs or other harmful effects on our business.

A failure to meet customer specifications or expectations could result in lost revenues, increased expenses, negative publicity, claims for damages and harm to our reputation and cause demand for our services to decline.

      Our agreements with customers require us to meet specified service levels for the services we provide. In addition, our customers may have additional expectations about our services. Any failure to meet customers’ specifications or expectations could result in:

•	delayed or lost revenue;

•	requirements to provide additional services to a customer at reduced charges or no charge;

•	negative publicity about us, which could adversely affect our ability to attract or retain customers; and

•	claims by customers for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by insurance policies and which may not be limited by contractual terms of our engagement.

Our ability to successfully market our services could be substantially impaired if we are unable to deploy new infrastructure systems and applications or if new infrastructure systems and applications deployed by us prove to be unreliable, defective or incompatible.

      We may experience difficulties that could delay or prevent the successful development, introduction or marketing of hosting and application management services in the future. If any newly introduced infrastructure systems and applications suffer from reliability, quality or compatibility problems, market acceptance of our services could be greatly hindered and our ability to attract new customers could be significantly reduced. We cannot assure you that new applications deployed by us will be free from any reliability, quality or compatibility problems. If we incur increased costs or are unable, for technical or other reasons, to host and manage new infrastructure systems and applications or enhancements of existing applications, our ability to successfully market our services could be substantially limited.

Any interruptions in, or degradation of, our private transit Internet connections could result in the loss of customers or hinder our ability to attract new customers.

      Our customers rely on our ability to move their digital content as efficiently as possible to the people accessing their Web sites and infrastructure systems and applications. We utilize our direct private transit Internet connections to major network providers, such as Level 3, Internap, WilTel and XO Communications, as a means of avoiding congestion and resulting performance degradation at public Internet exchange points. We rely on these telecommunications network suppliers to maintain the operational integrity of their networks so that our private transit Internet connections operate effectively. If our private transit Internet connections are interrupted or degraded, we may face claims by, or lose, customers, and our reputation in the industry may be harmed, which may cause demand for our services to decline.

If we are unable to maintain existing and develop additional relationships with software vendors, the sales and marketing of our service offerings may be unsuccessful.

      We believe that to penetrate the market for hosting and application management services we must maintain existing and develop additional relationships with industry-leading software vendors. We license or lease select software applications from software vendors, including IBM, Microsoft, Micromuse, and

Oracle. Our relationships with Microsoft and PeopleSoft are critical to the operations and success of our recently acquired business from Surebridge. The loss of our ability to continually obtain, utilize or depend on any of these applications or relationships could substantially weaken our ability to provide services to our customers or require us to obtain substitute software applications that may be of lower quality or performance standards or at greater cost. In addition, because we generally license applications on a non-exclusive basis, our competitors may license and utilize the same software applications. In fact, many of the companies with which we have strategic relationships currently have, or could enter into, similar license agreements with our competitors or prospective competitors. We cannot assure you that software applications will continue to be available to us from software vendors on commercially reasonable terms. If we are unable to identify and license software applications that meet our targeted criteria for new application introductions, we may have to discontinue or delay introduction of services relating to these applications.

Our network infrastructure could fail, which would impair our ability to provide guaranteed levels of service and could result in significant operating losses.

      To provide our customers with guaranteed levels of service, we must operate our network infrastructure 24 hours a day, seven days a week without interruption. We must, therefore, protect our network infrastructure, equipment and customer files against damage from human error, natural disasters, unexpected equipment failure, power loss or telecommunications failures, terrorism, sabotage or other intentional acts of vandalism. Even if we take precautions, the occurrence of a natural disaster, equipment failure or other unanticipated problem at one or more of our data centers could result in interruptions in the services we provide to our customers. We cannot assure you that our disaster recovery plan will address all, or even most, of the problems we may encounter in the event of a disaster or other unanticipated problem. We have experienced service interruptions in the past, and any future service interruptions could:

•	require us to spend substantial amounts of money to replace equipment or facilities;

•	entitle customers to claim service credits or seek damages for losses under our service level guarantees;

•	cause customers to seek alternate providers; or

•	impede our ability to attract new customers, retain current customers or enter into additional strategic relationships.

Our dependence on third parties increases the risk that we will not be able to meet our customers’ needs for software, systems and services on a timely or cost-effective basis, which could result in the loss of customers.

      Our services and infrastructure rely on products and services of third-party providers. We purchase key components of our infrastructure, including networking equipment, from a limited number of suppliers, such as IBM, Cisco Systems and F5 Networks. Our recently acquired business from Surebridge relies on products and services of Microsoft and PeopleSoft. There can be no assurance that we will not experience operational problems attributable to the installation, implementation, integration, performance, features or functionality of third-party software, systems and services. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to provide them in a timely manner in the event of equipment failure. Our ability to obtain and continue to maintain the necessary hardware or parts on a timely basis could result in sustained equipment failure and a loss of revenue due to customer loss or claims for service credits under our service level guarantees.

We could be subject to increased operating costs, as well as claims, litigation or other potential liability, in connection with risks associated with Internet security and the security of our systems.

      A significant barrier to the growth of e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Several of our infrastructure systems and application services utilize encryption and authentication technology licensed from third parties to provide the protections necessary to ensure secure transmission of confidential information. We also rely on security systems designed by third parties and the personnel in our network operations centers to secure those data centers. Any unauthorized access, computer viruses, accidental or intentional actions and other disruptions could result in increased operating costs. For example, we may incur additional significant costs to protect against these interruptions and the threat of security breaches or to alleviate problems caused by such interruptions or breaches. Further, we expect to continue to invest in and expend additional financial resources to equip our data centers with enhanced security measures. If a third party were able to misappropriate a consumer’s personal or proprietary information, including credit card information, during the use of an application solution provided by us, we could be subject to claims, litigation or other potential liability.

Third-party infringement claims against our technology suppliers, customers or us could result in disruptions in service, the loss of customers or costly and time-consuming litigation.

      We license or lease most technologies used in the infrastructure systems and application services that we offer. Our technology suppliers may become subject to third-party infringement or other claims and assertions, which could result in their inability or unwillingness to continue to license their technologies to us. We cannot assure you that third parties will not assert claims against us in the future or that these claims will not be successful. Any infringement claim as to our technologies or services, regardless of its merit, could result in delays in service, installation or upgrades, the loss of customers or costly and time-consuming litigation.

We may be subject to legal claims in connection with the information disseminated through our network, which could divert management’s attention and require us to expend significant financial resources.

      We may face potential direct and indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials disseminated through our network. For example, lawsuits may be brought against us claiming that content distributed by some of our current or future customers may be regulated or banned. In these and other instances, we may be required to engage in protracted and expensive litigation that could have the effect of diverting management’s attention from our business and require us to expend significant financial resources. Our general liability insurance may not cover any of these claims or may not be adequate to protect us against all liability that may be imposed. In addition, on a limited number of occasions in the past, businesses, organizations and individuals have sent unsolicited commercial emails from servers hosted at our facilities to a number of people, typically to advertise products or services. This practice, known as “spamming,” can lead to statutory liability as well as complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. We have in the past received, and may in the future receive, letters from recipients of information transmitted by our customers objecting to such transmission. Although we prohibit our customers by contract from spamming, we cannot assure you that our customers will not engage in this practice, which could subject us to claims for damages.

If we fail to attract or retain key officers, management and technical personnel, our ability to successfully execute our business strategy or to continue to provide services and technical support to our customers could be adversely affected and we may not be successful in attracting new customers.

      We believe that attracting, training, retaining and motivating technical and managerial personnel, including individuals with significant levels of infrastructure systems and application expertise, is a critical component of the future success of our business. Qualified technical personnel are likely to remain a limited resource for the foreseeable future and competition for these personnel is intense. The departure of any of our executive officers, particularly Arthur P. Becker, our Chief Executive Officer and President, or core members of our sales and marketing teams or technical service personnel, would have negative ramifications on our customer relations and operations, including adversely affecting the stability of our infrastructure and our ability to provide the guaranteed service levels our customers expect. Any officer or employee can terminate his or her relationship with us at any time. In addition, we do not carry life insurance on any of our personnel. Over the past 18 months, we have had significant reductions-in-force due to redundancies and restructurings resulting from the consolidation of our acquired companies. We have also had a number of departures of several members of senior management due primarily to the change of control of NaviSite on September 11, 2002. In the event future reductions or departures of employees occur, our ability to successfully execute our business strategy, or to continue to provide services to our customers or attract new customers, could be adversely affected.

The unpredictability of our quarterly results may cause the trading price of our common stock to fluctuate or decline.

      Our quarterly operating results may vary significantly from quarter-to-quarter and period-to-period as a result of a number of factors, many of which are outside of our control and any one of which may cause our stock price to fluctuate. The primary factors that may affect our operating results include the following:

•	reduction of market demand and/or acceptance of our services;

•	oversupply of data center space in the industry;

•	our ability to develop, market and introduce new services on a timely basis;

•	the length of the sales cycle for our services;

•	the timing and size of sales of our services, which depends on the budgets of our customers;

•	downward price adjustments by our competitors;

•	changes in the mix of services provided by our competitors;

•	technical difficulties or system downtime affecting the Internet or our hosting operations;

•	our ability to meet any increased technological demands of our customers; and

•	the amount and timing of costs related to our marketing efforts and service introductions.

      Due to the above factors, we believe that quarter-to-quarter or period-to-period comparisons of our operating results may not be a good indicator of our future performance. Our operating results for any particular quarter may fall short of our expectations or those of stockholders or securities analysts. In this event, the trading price of our common stock would likely fall.

If we are unsuccessful in pending and potential litigation matters, our financial condition may be adversely affected.

      We are currently involved in various pending and potential legal proceedings, including a class action lawsuit related to our initial public offering, an arbitration matter involving the former stockholders of Avasta, counterclaims by the defendant in a suit in which we are the plaintiff, and a payment demand by an investment bank. If we are ultimately unsuccessful in any of these matters, we could be required to pay substantial amounts of cash and/or shares of our common stock to the other parties. The amount and timing of any such payments could adversely affect our financial condition.

If the markets for outsourced information technology infrastructure and applications, Internet commerce and communication decline, there may be insufficient demand for our services and, as a result, our business strategy and objectives may fail.

      The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers is developing, and the market for the purchase of products and services over the Internet is still relatively new and emerging. Our industry has experienced periods of rapid growth, followed by a sharp decline in demand for products and services, which related to the failure in the last few years of many companies focused on developing Internet-related businesses. If acceptance and growth of the Internet as a medium for commerce and communication declines, our business strategy and objectives may fail because there may not be sufficient market demand for our hosting and application management services.

If we do not respond to rapid changes in the technology sector, we will lose customers.

      The markets for the technology-related services we offer are characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels and changing customer demands. We may not be able to adequately adapt our services or to acquire new services that can compete successfully. In addition, we may not be able to establish and maintain effective distribution channels. We risk losing customers to our competitors if we are unable to adapt to this rapidly evolving marketplace.

The market in which we operate is highly competitive and is likely to consolidate, and we may lack the financial and other resources, expertise or capability needed to capture increased market share or maintain market share.

      We compete in the hosting and application management services market. This market is rapidly evolving, highly competitive and likely to be characterized by over-capacity and industry consolidation. Our competitors may consolidate with one another or acquire software application vendors or technology providers, enabling them to more effectively compete with us. Many participants in this market have suffered significantly in the last several years. We believe that participants in this market must grow rapidly and achieve a significant presence to compete effectively. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully in the hosting and application management services market.

      Further, our business is not as developed as that of many of our competitors. Many of our competitors have substantially greater financial, technical and market resources, greater name recognition and more established relationships in the industry. Many of our competitors may be able to:

•	develop and expand their network infrastructure and service offerings more rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisitions and other opportunities more readily; or

•	devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

We may lack the financial and other resources, expertise or capability needed to maintain or capture increased market share in this environment in the future. Because of these competitive factors and due to our comparatively small size and our lack of financial resources, we may be unable to successfully compete in the hosting and application management services market.

The emergence and growth of a market for our hosting and managed application services will be impaired if third parties do not continue to develop and improve Internet infrastructure.

      The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet. Any perceived degradation in the performance of the Internet as a means to transact business and communicate could undermine the benefits and market acceptance of our services. Consequently, the market for our services will be impaired if improvements are not made to the entire Internet infrastructure to alleviate overloading and congestion.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

      We operate a data center in the United Kingdom and revenue from our foreign operations accounted for approximately 9% of our total revenues during the third quarter of fiscal year 2004. Although we expect to focus most of our growth efforts in the United States, we may enter into joint ventures or outsourcing agreements with third parties, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Some risks inherent in conducting business internationally include:

•	unexpected changes in regulatory, tax and political environments;

•	longer payment cycles and problems collecting accounts receivable;

•	geopolitical risks such as political and economic instability and the possibility of hostilities among countries;

•	reduced protection of intellectual property rights;

•	fluctuations in currency exchange rates;

•	our ability to secure and maintain the necessary physical and telecommunications infrastructure;

•	challenges in staffing and managing foreign operations;

•	employment laws and practices in foreign countries; and

•	laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States.

Any one or more of these factors could adversely affect our contemplated future international operations and consequently, our business.

We may become subject to burdensome government regulation and legal uncertainties that could substantially harm our business or expose us to unanticipated liabilities.

      It is likely that laws and regulations directly applicable to the Internet or to hosting and managed application service providers may be adopted. These laws may cover a variety of issues, including user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and hosting and managed application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the United States and elsewhere and facilitate the activities of our customers in such jurisdictions. As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence, employees or property in those states.

The price of our common stock has been volatile, and may continue to experience wide fluctuations.

      Since January 2003, our common stock has closed as low as $1.02 per share and as high as $9.97 per share. The trading price of our common stock has been and may continue to be subject to wide fluctuations due to the risk factors discussed in this section and elsewhere in this prospectus. Fluctuations in the market price of our common stock may cause you to lose some or all of your investment. In addition, should the market price of our common stock be below $1.00 per share for an extended period, Nasdaq may delist our common stock, which would have an adverse effect on the trading of our common stock. On June 10, 2002, the listing of our common stock transferred from the Nasdaq National Market to the Nasdaq SmallCap Market because the market price of our common stock had failed to maintain compliance with the Nasdaq National Market’s minimum $1.00 per share continued listing requirement. A delisting of our common stock from Nasdaq could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by suppliers, customers and employees.

A large number of shares may be sold in the market following the completion of our proposed public offering, which may depress the market price of our common stock.

      In recent years, our common stock has had limited trading activity. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. As a result, sales of a substantial number of shares of our common stock in the public market following the completion of our proposed public offering, or the perception that such sales could occur, could cause the price of our common stock to decline. The number of shares of common stock currently available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that the members of our Board of Directors, our executive officers and some of our stockholders have entered into with us or the underwriters in our proposed public offering. Those lock-up agreements restrict holders of a significant number of shares of our common stock from selling, pledging or otherwise disposing of their shares for a period of 90 days after the date of the prospectus in our proposed public offering without the prior written consent of Thomas Weisel Partners LLC, the managing underwriter of our proposed public offering. However, Thomas Weisel Partners LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements at any time.

Anti-takeover provisions in our corporate documents may discourage or prevent a takeover.

      Provisions in our certificate of incorporation and our by-laws may have the effect of delaying or preventing an acquisition or merger in which we are acquired or a transaction that changes our Board of Directors. These provisions:

•	authorize the board to issue preferred stock without stockholder approval;

•	prohibit cumulative voting in the election of directors;

•	limit the persons who may call special meetings of stockholders; and

•	establish advance notice requirements for nominations for the election of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national securities exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

      The following table sets forth information with respect to the number of shares of our common stock owned by the selling stockholder named below as of July 20, 2004 and as adjusted to give effect to the sale of the shares offered hereby. This prospectus will also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of NaviSite’s outstanding shares of common stock.

      The shares being offered by the selling stockholder were acquired in connection with our acquisition of the business of Surebridge. At the closing of the acquisition, we issued 3,000,000 shares of common stock and promissory notes totaling approximately $39.3 million. The shares of common stock were issued pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof. In connection with the asset purchase agreement dated May 6, 2004 by and among NaviSite, Surebridge, and Lexington Acquisition Corp., as amended, we entered into a registration rights agreement with Surebridge dated as of June 10, 2004. In the registration rights agreement, we undertook to file a registration statement to register the shares of our common stock issued at the closing of the transaction. The registration rights agreement also includes certain indemnification arrangements with Surebridge. In addition, Surebridge may not sell, transfer, assign, convey, encumber, gift, distribute or otherwise dispose of its shares of our common stock or the notes prior to June 10, 2005; provided, however, if we do not make certain payments under the notes or if we otherwise suffer an event of default thereunder, Surebridge may sell its shares at any time thereafter.

      The shares covered by this prospectus may be offered from time to time by the selling stockholder named below:

Number of Shares of
Common Stock
Beneficially Owned
	Number of Shares of	Number of Shares of	After Offering(1)
	Common Stock Beneficially	Common Stock
Name of Selling Stockholder	Owned Prior to Offering	Being Offered	Number	Percentage

Surebridge, Inc.	3,000,000	3,000,000	0	—

(1)	The number of shares beneficially owned by the selling stockholder after the offering assumes disposition by such selling stockholder of all the shares of NaviSite common stock being offered.

      For a description of the Surebridge acquisition, see “Prospectus Summary — Recent Developments.” Except as set forth therein, the selling stockholder has not held any position or office with, and has not otherwise had a material relationship with, NaviSite or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

      The selling securityholders may resell or redistribute the securities listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of the named selling stockholder (including but not limited to persons who receive securities from the named selling stockholder as a gift, distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling securityholders” in this prospectus. Selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the securities, whether or the options are listed on an options exchange;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and one or more of the selling securityholders to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

      The selling securityholders may also transfer the securities by gift. We do not know of any current arrangements by the selling securityholders for the sale or distribution of any of the securities.

      The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, provided they meet the criteria and conform to the requirements of Rule 144, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

      From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholder’s securities will otherwise remain unchanged. In addition, a selling securityholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

      The selling securityholders may be, and any underwriters, brokers, dealers or agents that participate in the distribution of the securities are, deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

      A selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

      The selling securityholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

      We will not receive any proceeds from sales of any securities by the selling securityholders.

      We cannot assure you that the selling securityholders will sell all or any portion of the securities offered hereby.

      We will supply the selling securityholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling securityholder, we will file a prospectus supplement setting forth:

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

      If a selling securityholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

      The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the named selling stockholder and the named selling stockholder has agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

      The selling securityholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national securities exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

      EquiServe Limited Partnership serves as transfer agent and registrar for our common stock.

LEGAL MATTERS

      The validity of the shares offered by this prospectus has been passed upon by Browne Rosedale & Lanouette LLP.

EXPERTS

      The consolidated financial statements and schedule of NaviSite, Inc. as of July 31, 2003, have been incorporated by reference in this prospectus and registration statement in reliance upon the reports of KPMG LLP, Independent Registered Public Accounting Firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report dated October 21, 2003 contains KPMG’s opinion that our recurring losses since inception and accumulated deficit, as well as other factors, raise substantial doubt about our ability to continue as a going concern.

      The consolidated financial statements of Surebridge, Inc. and its subsidiaries as of December 31, 2003, and for the year then ended, have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

      The audited historical financial statements of Surebridge, Inc. as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, incorporated in this prospectus by reference to the NaviSite, Inc. Current Report on Form 8-K dated June 10, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1) Our Annual Report on Form 10-K for the fiscal year ended July 31, 2003;

(2) Our Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2003, January 31, 2004 and April 30, 2004;

(3) Our Current Reports on Form 8-K and Form 8-K/ A filed July 31, 2003, August 22, 2003, October 22, 2003, January 23, 2004, February 2, 2004, February 12, 2004, April 15, 2004, May 3, 2004, May 7, 2004, June 14, 2004 (dated June 10, 2004) and June 30, 2004;

(4) The description of our common stock from our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 8, 1999 and any amendment or report filed thereafter for the purpose of updating such description; and

(5) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

      You may request, orally or in writing, a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by contacting our executive offices at the following address:

NaviSite, Inc.

400 Minuteman Road
Andover, Massachusetts 01810
Attention: Chief Financial Officer
(978) 682-8300

      You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

      Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by NaviSite (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee — Securities and Exchange Commission	$1,380
Legal fees and expenses	$10,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$3,620

Total Expenses	$20,000

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant, except to the extent approved by a court.

      The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (inducing attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (inducing attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

      Article NINTH provides that the Registrant shall have the power to purchase and maintain insurance to protect itself and any person who is or was a director, officer, employee, or agent of the Registrant, or another corporation, partnership, joint venture, trust, or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides that the indemnification provided therein is not exclusive and provides that the Registrant may enter into agreements with officers and directors providing for indemnification rights and procedures different from those set forth in the Registrant’s Certificate of Incorporation.

      As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

      The Registrant has obtained directors’ and officers’ liability insurance which would insure the directors and officers of the Registrant against damages arising from certain kinds of claims which might be made against them based upon their negligent acts or omissions while acting in their respective capacities as directors or officers. The Registrant has entered into agreements with each of its directors and executive officers affirming the Registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article EIGHTH of the Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Item 16.	Exhibits.

Exhibit
Number	Description

2.1	Asset Purchase Agreement, dated as of May 6, 2004, by and among the Registrant, Lexington Acquisition Corp. and Surebridge, Inc. is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated May 6, 2004 (File No. 000-27597).
2.2	First Amendment to Asset Purchase Agreement, dated as of June 10, 2004, by and among the Registrant, Lexington Acquisition Corp. and Surebridge, Inc. is incorporated herein by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
4.1	Amended and Restated Certificate of Incorporation is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 4, 2003, is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 7, 2003, is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).
4.4	Amended and Restated Bylaws are incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).
4.5	Specimen certificate representing shares of common stock is incorporated herein by reference to Exhibits to the Registrant’s Registration Statement on Form S-1/A (File No. 333-83501).

Exhibit
Number	Description

5.1	Opinion of Browne Rosedale & Lanouette LLP.
23.1	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of KPMG LLP.
24	Power of Attorney (included in the signature pages of this Registration Statement).
99.1	Registration Rights Agreement, dated June 10, 2004, by and between the Registrant and Surebridge, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
99.2	Primary Note, dated June 10, 2004, issued by the Registrant to Surebridge, Inc., is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
99.3	Escrow Note, dated June 10, 2004, issued by the Registrant to Surebridge, Inc., is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts on July 21, 2004.

NAVISITE, INC.

By:	/s/ ARTHUR P. BECKER

Name: Arthur P. Becker
Title: Chief Executive Officer and President

POWER OF ATTORNEY

      We, the undersigned directors and officers of NaviSite, Inc., do hereby constitute and appoint Arthur P. Becker, John J. Gavin, Jr. and Kenneth Drake, and each of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NaviSite, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ ANDREW RUHAN Andrew Ruhan	Chairman of the Board	July 21, 2004

/s/ ARTHUR P. BECKER Arthur P. Becker	Chief Executive Officer, President and Director (Principal Executive Officer)	July 21, 2004

/s/ JOHN J. GAVIN, JR. John J. Gavin, Jr.	Chief Financial Officer (Principal Financial and Principal Accounting Officer) Chief Operating Officer and	July 21, 2004

/s/ GABRIEL RUHAN Gabriel Ruhan	Director	July 21, 2004

/s/ JAMES H. DENNEDY James H. Dennedy	Director	July 21, 2004

/s/ LARRY W. SCHWARTZ Larry W. Schwartz	Director	July 21, 2004

/s/ THOMAS R. EVANS Thomas R. Evans	Director	July 21, 2004

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Asset Purchase Agreement, dated as of May 6, 2004, by and among the Registrant, Lexington Acquisition Corp. and Surebridge, Inc. is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated May 6, 2004 (File No. 000-27597).
2.2	First Amendment to Asset Purchase Agreement, dated as of June 10, 2004, by and among the Registrant, Lexington Acquisition Corp. and Surebridge, Inc. is incorporated herein by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
4.1	Amended and Restated Certificate of Incorporation is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).
4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 4, 2003, is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).
4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated as of January 7, 2003, is incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003 (File No. 000-27597).
4.4	Amended and Restated Bylaws are incorporated herein by reference to Exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1999 (File No. 000-27597).
4.5	Specimen certificate representing shares of common stock is incorporated herein by reference to Exhibits to the Registrant’s Registration Statement on Form S-1/A (File No. 333-83501).
5.1	Opinion of Browne Rosedale & Lanouette LLP.
23.1	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of KPMG LLP.
24	Power of Attorney (included in the signature pages of this Registration Statement).
99.1	Registration Rights Agreement, dated June 10, 2004, by and between the Registrant and Surebridge, Inc. is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
99.2	Primary Note, dated June 10, 2004, issued by the Registrant to Surebridge, Inc., is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).
99.3	Escrow Note, dated June 10, 2004, issued by the Registrant to Surebridge, Inc., is incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K dated June 10, 2004 (File No. 000-27597).